Exhibit 10.7
NATIONSTAR MORTGAGE LLC
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 19 day of Feb, 2009 by and between NATIONSTAR MORTGAGE LLC, a Delaware limited liability company (the “Company”) and DOUGLAS KRUEGER, an individual presently residing at 1452 Lost Hollow Ct, Chesterfield MO 63005 (“Executive”).
WITNESSETH:
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
     1. SERVICES AND DUTIES. The Company hereby employs Executive, and Executive hereby accepts employment by the Company in the capacity of its Executive Vice President, Secondary Marketing. Executive will report directly to the Company’s Executive Vice President and Chief Financial Officer or his delegate (the “Manager”). The principal location of Executive’s employment shall be at the Company’s executive office located in Lewisville, Texas, or such other location determined by the Fortress entity identified in the organizational documents of FIF HE Holdings LLC (the “Managing Member”), in its sole discretion, that is within a fifty (50) mile radius of the Company’s current location at 350 Highland Drive, Lewisville Texas 75067, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons. Executive shall be a full-time employee of the Company and shall dedicate all of Executive’s working time to the Company and shall have no other employment and no other business ventures which are undisclosed to the Company or which conflict with Executive’s duties under this Agreement. Executive will have such duties, responsibilities and authority as are prescribed by the Manager from time to time, together with such additional duties as may be assigned to Executive from time to time by the Manager. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) engaging in personal investment activities for himself and his family that do not give rise to any conflict of interests with the Company or its affiliates, (ii) subject to prior approval of the Company and the Managing Member, acting as a director or in a similar role for an entity unrelated to the Company if such role does not give rise to any conflict of interests with the Company or its affiliates and (iii) engaging in charitable and civic activities, in each case provided that such activities do not interfere with the performance of his duties hereunder.
     2. TERM. Executive’s employment under the terms and conditions of this Agreement will commence on the date of hire (the “Effective Date”). The term of this Agreement shall be for a period of one (1) year (the “Initial Term”) beginning on the Effective Date, subject to earlier termination pursuant to Section 5 herein. The Term of this Agreement will be automatically renewed and extended up to one (1) time, for a period of one year (each a “Renewal Term”) unless either party gives the other notice that this Agreement will not be renewed at least thirty (30) days prior to the end of the Initial Term or, in the case of the second Renewal Term, of the first Renewal Term. The Renewal Term will continue to be subject to the provisions for termination set forth herein. The Initial Term and each Renewal term are hereinafter collectively referred to as the “Term.”

     Notwithstanding anything to the contrary herein, in the event of any termination of this Agreement (other than termination pursuant to the immediately following sentence), Executive shall nevertheless continue to be bound by the terms and conditions set forth in Sections 6 and 7 hereof, which provisions, along with Sections 8 and 9 hereof, shall survive any such termination of this Agreement and any termination of Executive’s employment with the Company.
     For a period of one year following any termination of Executive’s employment with the Company, Executive agrees to reasonably assist and cooperate with the Company and its affiliates and their respective agents, officers, directors and employees with respect to the operations of the Company (and its successors and assigns) (i) on matters relating to the tasks for which Executive was responsible, or about which Executive had knowledge, before cessation of employment or which may otherwise be within the knowledge of Executive and (ii) exclusively in connection with any existing or future disputes, litigation or investigations of any nature brought by, against, or otherwise involving the Company or its affiliates in which the Company deems Executive’s cooperation necessary, not to exceed 24 hours per month (or such other amount of time as agreed to by the parties). The Company will pay Executive a consulting fee of $120.19 per hour and will also reimburse Executive for reasonable out of pocket expenses incurred in connection therewith, in accordance with Company policy.
     3. COMPENSATION.
          (a) Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive a base salary at the amount of $250,000 per annum (the “Base Salary”), payable in accordance with the Company’s then effective payroll practices and in such installments as the Company pays its similarly situated employees (but not less frequently than each calendar month), subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to health, welfare and retirement programs in which Executive is enrolled. The Base Salary shall be reviewed on an annual basis in accordance with Executive’s annual performance evaluation and adjusted at the Company’s sole discretion; provided, however, that in no event shall the Base Salary be reduced without Executive’s approval.
          (b) Sign-On Bonus. Executive will be paid a Sign On Bonus in the amount of $50,000 to be paid as soon as administratively possible following the Executive’s date of hire. In addition, $50,000 of the 2009 fiscal year bonus guarantee Section 3(d)(i) will be paid as soon as administratively possible following Executive’s date of hire.
          (c) LTIP Sign-On. Executive will be given a Long Term Incentive Plan (“LTIP”) Award in the amount of $100,000. All LTIP awards are subject to three year cliff vesting.
          (d) Bonus Compensation. In addition to the Base Salary payable pursuant to Section 3(a) above, Executive will also be eligible to receive in respect of each fiscal year of the Company a cash bonus as follows:
     (i) For the fiscal year ending on December 31, 2009, Executive will be entitled to a minimum bonus in an amount not less than $225,000. $50,000 of the $225,000 is paid in the form of a Sign-On Bonus in Section 3(b).

     (ii) For the fiscal year ending on December 31, 2010, Executive will be entitled to a minimum bonus of $200,000.
     (iii) For the fiscal years ending after December 31, 2010, an amount determined by the senior management of the Company and by the Managing Member in their sole discretion and based upon individual and Company performance and targets determined by the senior management of the Company and by the Managing Member at the beginning of each such fiscal year. Executive’s maximum annual cash bonus opportunity will be 150% of your annual base salary.
     (iv) For the fiscal years ending December 31, 2009 and 2010 you will receive Long Term Incentive Plan Awards of $125,000.
     Such bonus will be paid as soon as practicable after the Company’s financial results for such fiscal year have been determined, but in no event later than two (2) months after the end of such fiscal year, and shall be payable only if Executive is employed by the Company on the last day of the fiscal year in respect of which such bonus is awarded and has not notified the Company of his intent to resign.
          (e) Withholding. All taxable compensation payable to Executive by the Company shall be subject to customary withholding taxes and such other employment taxes as are required under Federal law or the law of any state or by any governmental body to be collected with respect to compensation paid to an employee.
     4. BENEFITS AND PERQUISITES.
          (a) Retirement and Welfare Benefits. During the Term, Executive shall be entitled to the usual benefits offered to the Company’s senior management, including vacation, sick time, and the ability to participate in the Company’s medical, dental, life insurance, disability and other welfare programs, and 401(k) retirement savings plan, subject to and in accordance with the applicable limitations and requirements imposed by the terms of the documents governing such benefits, as from time to time in effect. Nothing, however, shall require the Company to maintain any benefit, plan or arrangement or provide any type or level of benefits to the Company’s employees, including Executive. During the Term, Executive shall be entitled to not less than three (3) weeks paid vacation.
          (b) Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably incurred by Executive for business purposes in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.
     5. TERMINATION. Executive’s employment pursuant to this Agreement shall be terminated on the earliest of (i) the date on which the Manager, the Company or the Managing Member delivers written notice that Executive is being terminated for Disability, and (ii) the date of Executive’s death. In addition, Executive’s employment with the Company may be terminated (w) by the Company for Cause, effective on the date on which a written notice to such effect is delivered to Executive; (x) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive; (y) by Executive for “Good Reason”, effective on the date on which a written notice to such effect is delivered to the Company; or (z) by Executive at any time, effective on the date on which a written notice to such effect is delivered to the Company.
     (a) For Cause Termination. If Executive’s employment with the Company is terminated by the Company for Cause, Executive shall not be entitled to any further compensation or benefits other than Accrued Benefits. If the definition of “Cause” set forth below conflicts with such definition in any incentive plan or equity plan or agreement of the Company or any of its affiliates, the definition set forth herein shall control.
     (b) Termination by Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company other than for Cause or is terminated by Executive for Good Reason prior to the end of the Term hereof, then Executive shall be entitled to, upon Executive’s providing the Company with a signed release of claims in a form adopted by the Managing Member from time to time, which shall contain customary terms and conditions, and subject to Executive’s continued compliance with the provisions of Sections 6 and 7 hereof: (i) the Accrued Benefits, (ii) an amount equal to the remaining sum of the Executive Base Salary and Guaranteed Bonus following for the first two years employment, and (iii) continuation of Executive’s coverage under the Company’s medical plan until the earlier of (A) the period of time it takes Executive to become eligible for the medical benefits program of a new employer (subject to Section 6(a) hereof) or (B) six (6) months from the date of such termination. Notwithstanding the foregoing, Executive’s entitlement to the Accrued Benefits shall not be subject to Executive’s provision of the release hereunder.
     (c) Resignation, Death or Disability. If Executive’s employment with the Company terminates due to Executive’s resignation, then Executive shall be entitled to the Accrued Benefits. If Executive’s employment is terminated by reason of Executive’s death or Disability prior to the end of the Term, Executive shall not be entitled to receive any further compensation or benefits under this Agreement or otherwise other than the Accrued Benefits. During any period that Executive fails to perform his duties hereunder as a result of disability or incapacity, Executive shall continue to receive his Base Salary and all other benefits and all other compensation pursuant to this Agreement unless and until his employment is terminated pursuant to this Section 5.
     (d) Payments in Lieu of Other Severance Rights. The payments provided in subsections (a), (b) and (c) of this Section 5 shall be made in lieu of any other severance payments under any severance agreement, plan, program or arrangement of the Company.
     (e) Manner of Payment. Unless Executive breaches one of the restrictive covenants contained in Sections 6 and 7 of this Agreement, the payments described in clause (b) of this Section 5 shall be paid over a period of the remaining term and ending 24 months from the Effective Date. Notwithstanding anything herein to the contrary, (1) the payment of any amounts hereunder (including benefits continuation) shall cease on the date on which Executive breaches any of the restrictive covenants contained in Sections 6 and 7 of this Agreement, and (2) in the event Executive’s employment terminates pursuant to Section 5(b) above within one year following a Change in Control, the amounts described in Section 5(b)(i), (ii) and (iii) shall be payable in a lump sum within 15 days of such termination of employment.
     (f) No Mitigation. Upon termination of his employment, Executive will be under no obligation to seek other employment or earn other income in order to remain eligible for the payments and benefits set forth in this Section 5. Not including the repayment of loans made to Executive by the Company or any affiliates thereof, amounts due to Executive under this Agreement will not be subject to offset by the Company for any claims the Company may have against Executive, unless otherwise specifically agreed to in writing by Executive.
     (g) Section 280G. The Company shall take all reasonable action, including taking reasonable steps to obtain applicable approval if necessary, to cause any payments under this Agreement, to qualify for the exemption from the definition of “parachute payment” described in Section 280G(b)(5), to the extent applicable.
     (h) Definitions. For purposes of this Agreement:
     (i) “Accrued Benefits” means collectively the following: (i) any earned but unpaid salary through the last day of employment, (ii) any accrued but unpaid paid time off, (iii) any reimbursable business expenses through the last day of employment, (iv) any vested benefits in accordance with the terms of the Company’s employee benefit plans or programs and (v) any benefit continuation and/or conversion rights in accordance with the terms of the Company’s employee benefit plans or programs.
     (ii) “Cause” means (i) conviction of, guilty plea concerning or confession of any felony, (ii) any act of misappropriation or fraud committed by Executive in connection with the Company’s or its subsidiaries’ business, (iii) any material breach by Executive of this Agreement (iv) any material breach of any reasonable and lawful rule or directive of the Company, the Manager or the Managing Member, (v) the gross or willful neglect of duties or gross misconduct by Executive, or (vi) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Company’s or the Manager’s good faith determination materially interferes with the performance of Executive’s duties under this Agreement.
     (iii) “Change in Control” means (i) any sale or other disposition of all or substantially all of the assets of the Company (including without limitation by way of a merger or consolidation or through the sale of all or substantially all of the stock or equity of its subsidiaries or sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole) to another person other than an affiliate of Fortress Investment Group LLC if, immediately after giving effect thereto, any person (or group of persons acting in concert) other than the persons owning a majority of the voting power of the Company prior to such sale (together with their affiliates) will have the power to elect a majority of the members of the board of directors (or other similar governing body) of the purchaser or surviving corporation; (ii) any change in the ownership of the capital stock or equity of the Company if, immediately after giving effect thereto, the persons owning a majority of the voting power of the company prior to such change (together with their affiliates) shall own, in the aggregate, less than 50% of the equity interests of the Company; or (iii) a liquidation of the Company.
     (iv) “Good Reason” means any one or more of the following: (A) a reduction in Executive’s Base Salary, (B) any relocation of Executive more than fifty (50) miles from 350 Highland Drive, Lewisville, Texas 75067, (C) any material breach by the Company of this

Agreement or any other material agreement to which the Company and Executive are parties, after written notice thereof from Executive is given in writing and such breach is not cured within 30 days after such notice, or (D) notice by the Company that the term of the Agreement shall not be renewed pursuant to Section 2.
     (v) “Disability” means, as determined by the Company or the Managing Member in good faith, Executive’s inability, due to disability or incapacity, to perform all of his duties hereunder on a full-time basis (i) for periods aggregating 90 days, whether or not continuous, in any continuous period of 365 days or, (ii) where Executive’s absence is adversely affecting the performance of the Company in a significant manner for periods greater than 30 days and Executive does not resume his duties on a full-time basis within 10 days of receipt of written notice of the Company’s or the Managing Member’s determination under this clause (ii).
     (i) Resignation as Officer or Director. Upon the termination of employment for any reason, Executive shall resign each position (if any) that he then holds as an officer or director of the Company and any of its subsidiaries.
     6. RESTRICTIVE COVENANTS. Executive acknowledges that during the period of his employment with the Company he shall have access to the Company’s Confidential Information (as defined below) and will meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees.
          (a) Noncompetition. Executive agrees that during the period of his employment with the Company and for the six (6) month period immediately following Executive’s resignation with Good Reason, or for any other reason, Executive shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the mortgage lending business of the Company or its subsidiaries or of any other business in which the Company or its subsidiaries is engaged at the time of Executive’s termination of employment, or which is part of the Company’s Developing Business, within states in which the Company is engaged in such business or Developing Business. For purposes of the foregoing, “Developing Business” shall mean the new business concepts and services the Company has developed and is in the process of developing during Executive’s employment with the Company. Executive further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its respective affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.
     (b) Solicitation of Employees, Etc. Executive agrees that during the period of his employment with the Company and for the one (1) year period immediately following the date of termination of Executive’s employment with the Company for any reason, Executive shall not, directly or indirectly, (i) solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason or (ii) hire any individual who left the employ of the Company or any of its affiliates during the immediately preceding one-year period.
     (c) Disparaging Comments. Executive agrees that during the period of his employment with the Company and thereafter, Executive shall not make any disparaging or defamatory comments regarding the Company or, after termination of his employment relationship with the Company, make any comments concerning any aspect of the termination of their relationship. The obligations of Executive under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency. The Company agrees that during the period of Executive’s employment with the Company and thereafter, the Company shall not make any disparaging or defamatory comments regarding Executive or, after termination of his employment relationship with the Company, make any comments concerning any aspect of the termination of their relationship. The obligations of the Company under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.
     Nothing contained in this Section 6 shall limit any common law or statutory obligation that Executive may have to the Company or any of its affiliates. For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes Executive’s employer as a result of any reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate Executive’s employment (which termination shall not be considered a termination without Cause for purposes of this Agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to Executive’s employment relationship with such entity mutatis mutandis.
     7. CONFIDENTIALITY. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during the term of Executive’s employment or thereafter, without the Company’s prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form, (including, without limitation, (i) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (ii) any Proprietary Information (as defined below)), concerning the Company’s or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Executive utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive’s employment by the Company. Executive hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on Executive’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. This confidentiality provisions shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any of its affiliates.

     Executive agrees that he shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public not in violation of this Agreement and (ii) general business knowledge and work skills of Executive, even if developed or improved by Executive while in the employ of the Company. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by Executive to the Company. Executive’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 7 shall continue beyond Executive’s termination of employment and Executive shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.
     8. ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s subsidiaries, affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.
     9. GENERAL.
     (a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one business day following personal delivery (including personal delivery by telecopy or telex), or the third business day after mailing by first class mail to the recipient at the address indicated below:
To the Company:
Nationstar Mortgage LLC
350 Highland Drive
Lewisville, Texas 75067
Attention: General Counsel
To Executive:
Douglas Krueger
1452 Lost Hollow Ct.
Chesterfield, MO 63005
or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.
     (b) Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
     (c) Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.
     (d) Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.
     (e) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.
     (f) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Texas without giving effect to principles of conflicts of law of such state.
     (g) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.
     (h) Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
     (i) Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.
     (j) Construction. The parties acknowledge that this Agreement is the result of arm’s length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
     (k) Arbitration. Except as necessary for the Company and its subsidiaries, affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s services on behalf of the Company or any subsidiary, the termination of such services or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns, shall be submitted to binding arbitration in Dallas, Texas according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.
     10. EXECUTIVE REPRESENTATION AND ACCEPTANCE. By signing this Agreement, Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that would interfere with the execution, delivery or performance of this Agreement by Executive, and (c) upon the closing of the acquisition of the Company by FIF HE Holdings LLC, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive agrees that he will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.
     11. COMPANY REPRESENTATION AND ACCEPTANCE. By signing this Agreement, Company hereby represents and warrants to Executive that (a) the Company has all required power and authority to enter into, deliver, and perform its obligations under this Agreement, (b) the execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary action on the part of the Company and does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which the Company is bound, and (c) upon the closing of the acquisition of the Company by FIF HE Holdings LLC, this Agreement will be the valid and binding obligation of Company, enforceable in accordance with its terms.

     12. EFFECTIVENESS. This agreement shall become effective as of the Effective Date, it being understood that the Executive shall have no rights hereunder and the Company shall have no duties or obligations hereunder until this Agreement shall become effective; provided, however, that this Agreement is a binding obligation which cannot be revoked or terminated by either party except as provided herein.

     IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREOF, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

COMPANY

By:	/s/ Mark S. O’Brien Signature
Mark S. O’Brien

Print Name
Title: EVP

Dated: 2/19/09

EXECUTIVE

By:	/s/ Douglas R. Krueger Signature
Douglas R. Krueger

Print Name
Title: EVP-Secondary Marketing

Dated: 2/19/09